Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

November 17, 2015

The Trustees of Mesabi Trust (NYSE: MSB) are reporting that Cliffs Natural Resources Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), announced today that it is temporarily idling iron ore pellet production at its Northshore Mining operation in Minnesota by December 1, 2015. Cliffs stated that until its domestic customers’ blast furnace capacity utilization rates improve, existing customer demand will be satisfied from its current pellet inventory.

In its news release today, Cliffs said it anticipates that both Northshore and the previously idled United Taconite operations “will be temporarily idled through the first quarter of 2016.” During that time frame, Cliffs said it will continue to operate Hibbing Taconite in Minnesota, as well as the Tilden and Empire mines in Michigan, at normal rates.  Cliffs also stated that it “will assess and adjust its production plans as market conditions improve.”

Cliffs’ announcement today also said that at its Northshore operations, it “will maintain minimal staffing during the temporary idle for basic maintenance duties and for on-going work to support the DR-grade pellet trials.”

With respect to the remainder of calendar year 2015, Northshore has not advised Mesabi Trust of its expected 2015 shipments of iron ore products or what percentage of 2015 shipments will be from Mesabi Trust iron ore.

This press release contains certain forward-looking statements with respect to iron ore pellet production,  shipments by Northshore in 2015, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties related to obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements speak only as of the date of this release, and are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Except as may be required by applicable securities laws, Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520